Exhibit 10.3

Execution Version

December 30, 2022

MSA Safety Incorporated

1000 Cranberry Woods Drive

Cranberry Township, Pennsylvania 16066

Re:	Credit Facility provided to MSA Safety Incorporated

Dear Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of May 24, 2021, by and among MSA Safety Incorporated (the “Company” or “you”), the other Borrowers (as defined therein) party thereto, the Guarantors (as defined therein) party thereto, the Lenders (as defined therein) party thereto and PNC Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) (as previously or as hereinafter may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

1.     Overview of Projects

You have advised us that the Company is contemplating two projects, each of which is more particularly described as set forth below.

(a)    Project Leo

(i)    General Description. Project Leo contemplates the ultimate transfer to a newly-formed subsidiary of MSAW of the operating assets and specified liabilities of MSACL through a statutory division and subsequent merger; after giving effect to such statutory division, MSACL, as a surviving entity thereunder, will retain cash, marketable securities, certain insurance rights applicable to its retained liabilities, certain deferred tax assets, and all of its liabilities relating to asbestos, silica, coal dust, and PFAS and foam-related claims. Immediately prior to the effectiveness of the division, MSAW will make a cash capital contribution in the amount of $41.3 million to MSACL (the “FMV Contribution”), which amount represents the net fair market value (the “FMV”) of the operating assets and specified liabilities to be transferred. The FMV was determined by MSAW based on a valuation performed by Kroll Worldwide (formerly Duff & Phelps) (“Kroll”), as evidenced by a fairness opinion dated December 28, 2022 delivered by Kroll to the Board of Managers of MSACL (the “Fairness Opinion”). The ultimate transferee of the operating assets and specified liabilities of MSACL will be MSA Safety Jacksonville Manufacturing, LLC, a newly formed Pennsylvania limited liability company (“MSAJ”). The foregoing project and the transactions contemplated thereunder, are hereinafter generally referred to as “Project Leo”.

(ii)    Detailed Description. A more detailed description of Project Leo and the transactions to be consummated thereunder is as follows:

(1)	MSACL will enter into that certain Plan of Division, dated on or around the date hereof, in the form delivered to the Lenders on or prior to the date hereof (the “Plan of Division”) providing for the division of MSACL into two Pennsylvania limited liability companies: MSACL and a new limited liability company created through the Plan of Division to be known as MSA SJM, LLC (“MSA SJM”). Under the Plan of Division, MSACL as the surviving entity will retain the Surviving Company Assets and the Surviving Company Liabilities (as each such term is defined in the Plan of Division), and MSA SJM will be allocated all of the MSA SJM Assets and MSA SJM Liabilities (as each such term is defined in the Plan of Division).

(2)

Prior to the effectiveness of the Division (such term, and the use of such term hereinafter in this letter agreement, in each case has the meaning assigned to such term in the Plan of Division), MSAW will make the FMV Contribution to MSACL. The amount of the FMV Contribution represents the net fair market value of the MSA SJM Assets less the MSA SJM Liabilities, consistent with the Fairness Opinion. The FMV Contribution will be funded by a borrowing under the Credit Agreement.

(3)	After the effectiveness of the Division:

(i)	MSA SJM will merge into MSAJ, with MSAJ as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”); and

(ii)

MSAW will make an additional cash capital contribution to MSACL in an amount not to exceed $173 million, in order to achieve the desired level of capitalization of MSACL for the Equity Sale (as defined below) (the “Capitalization Contribution”). The Capitalization Contribution will be funded by a borrowing under the Credit Agreement in accordance with the terms and conditions thereof.

(4)	Upon the effectiveness of the Division and the Merger, MSAJ will employ the employees currently employed by MSACL.

(b)    Project Horizon

(i)    General Description. Project Horizon contemplates, on the second (2nd) Business Day after the completion of the Division and other transactions contemplated by Project Leo, the sale by MSAW to an unrelated third party of its entire equity interest in MSACL (the “Equity Sale”) pursuant to the Purchase Agreement (as defined below) and the related Transaction Documents (as such term is defined in the Purchase Agreement; the Purchase Agreement and such Transactions Documents are collectively, the “Equity Sale Documents”). Immediately prior to the closing of the Equity Sale, MSACL’s assets and liabilities will consist of the Surviving Company Assets and the Surviving Company Liabilities (as each such term is defined in the Plan of Division). The foregoing project and the transactions contemplated thereunder, are hereinafter generally referred to as “Project Horizon”; Project Horizon and Project Leo are hereinafter collectively referred to as the “Transactions”.

(ii)    Detailed Description. A more detailed description of Project Horizon and the transactions to be consummated thereunder is as follows:

(1)	On the second (2nd) Business Day following the effectiveness of the Division:

(i)

MSAW will pay in full the outstanding principal amount and accrued interest owed to MSACL on the MSACL Promissory Notes in an amount not to exceed $112 million (the “Subordinated Debt Payment”). The Subordinated Debt Payment will be funded by a borrowing under the Credit Agreement in accordance with the terms and conditions thereof.

(ii)

MSAW, MSACL, Sag Main Holdings, LLC (“Buyer”) and MSAJ (solely in the case of MSAJ, with respect to the indemnity provisions set forth in the Purchase Agreement) will (a) enter into a Membership Interest Purchase Agreement, substantially in the form delivered to the Lenders on or prior to the date hereof (the “Purchase Agreement”), and the other Equity Sale Documents, and (b) close the Equity Sale.

(2)

Immediately following the closing of the Equity Sale, the Company, the existing Domestic Guarantors and MSAJ (as a guarantor) will enter into a new unsecured term loan facility to be arranged by PNC, and provided by PNC and certain other financial institutions (with PNC acting as administrative agent thereunder), in an aggregate principal amount not to exceed $250 million (the “New Term Loan Facility”). The New Term Loan Facility will provide for a single delayed draw term loan. The proceeds of the draw under the New Term Loan Facility shall substantially be used to repay a portion of the borrowings to be made under the Credit Agreement referred to under the description of Project Leo and this description of Project Horizon.

2.     Specific Consents Requested In Connection With Consummation of the Transactions

You have advised us that a number of specific actions (including, without limitation, certain of the actions described above) that the Company and its Subsidiaries intend to consummate in connection with Project Leo and Project Horizon (collectively, the “Contemplated Actions”) are expressly prohibited by certain provisions of the terms of the Credit Agreement (collectively, the “Restrictive Covenants”). Such Restrictive Covenants, and the applicable Contemplated Actions that would contravene such Restrictive Provisions, are more particularly described in Exhibit A attached hereto. Notwithstanding the existence of the Restrictive Provisions, you have requested that the Administrative Agent and the Lenders hereby consent to the Contemplated Actions.

The Administrative Agent and the Lenders party hereto hereby consent to the Contemplated Actions; provided however that such consent is conditioned on (i) there being no continuing Event of Default as of the date of this letter agreement after giving effect to the consent in this letter agreement to the Contemplated Actions, or after giving effect to the consummation of all of the Contemplated Actions and (ii) the satisfaction of all conditions set forth in Exhibit B attached hereto (collectively, the “Conditions”), in each case in form and substance reasonably satisfactory to the Administrative Agent, on or prior to January 31, 2023 (such date, which may be extended by the Administrative Agent in its sole discretion, the “Deadline”). If the Loan Parties do not satisfy all of the Conditions by the Deadline, the consent set forth in this paragraph will automatically be deemed null and void, and any Contemplated Action taken in contravention of any Restrictive Provision will be deemed to be an Event of Default under the Credit Agreement.

3.     Condition Subsequent – Joinder of MSAJ

Notwithstanding anything to the contrary contained in any provision of the Credit Agreement, each of the parties hereto hereby agrees that MSAJ shall join the Credit Agreement as a Guarantor pursuant to, and in accordance with, the provisions of Section 10.13 of the Credit Agreement, no later than thirty (30) days after the date upon which all Conditions are satisfied (such date, which may be extended by the Administrative Agent in its sole discretion for up to an additional thirty (30) days, the “Joinder Deadline”). If the Loan Parties do not satisfy the requirements of this Section 3 by the Joinder Deadline, such failure will be deemed an Event of Default under the Credit Agreement. The parties hereby acknowledge and agree that MSAJ was formed on October 19, 2022, and that the provisions of this Section 3 are hereby given retroactive effect as of such date.

4.     Deemed Amendments Upon Closing of the Transactions

If the Conditions are all satisfied on or prior to the Deadline, immediately upon the closing and consummation of the Equity Sale, the parties hereto hereby agree that the applicable Sections of the Credit Agreement set forth on Exhibit C attached hereto shall automatically be deemed to be amended or modified in accordance with the express provisions of such Exhibit C.

5.     Miscellaneous

(a)    Each of the Company and each other Loan Party hereby represents and warrants to the Administrative Agent and each Lender, and agrees with the Administrative Agent and the Lenders, that, as of the date hereof after giving effect to this letter, (i) all of the representations and warranties made by the Credit Parties under the Credit Agreement and any other Loan Document are true and correct as of the date hereof, except to the extent such representation and warranty expressly relates to an earlier date, and (ii) it has no claim or offset against, or defense or counterclaim to, any obligation or liability under the Credit Agreement or any other Loan Document, and each of the Company and each other Loan Party hereby waives and releases the Administrative Agent and the Lenders and each of their respective directors, officers, employees, agents, attorneys, representatives, affiliates and subsidiaries, as of the date hereof, from any and all claims, offsets, defenses and counterclaims of which the Company or any other Loan Party is aware as of the date hereof in connection with the Credit Agreement and the other Loan Documents, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

(b)    The consents and agreements contained herein shall be limited to the specific consents and agreements made herein. Except as set forth herein, the Administrative Agent and the Lenders hereby expressly reserve all rights, remedies, powers and privileges they have or may have under the Credit Agreement, any of the other Loan Documents, and applicable law or equity. Except as otherwise modified herein, all other terms and conditions of the Credit Agreement and the other Loan Documents continue in full force and effect and are unmodified by this letter agreement.

(c)    Each of the parties hereto acknowledges and agrees that the Administrative Agent may act as the administrative agent under the New Term Loan Facility notwithstanding any potential or actual conflict of interest presented by the foregoing and each party hereto hereby waives any claim against Administrative Agent or any of its affiliates based upon any conflict of interest that Administrative Agent may have with regard to acting as Administrative Agent under the Credit Agreement and acting in such other role.

(d)    This letter agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter agreement. The parties hereto consent to the use of electronic signatures and records in connection with the transactions hereunder.

[SIGNATURE PAGES FOLLOW]

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance by signing in the spaces indicated below. This letter agreement shall constitute a rider to and form a part of the Credit Agreement, as the same may be amended, modified or supplemented from time to time.

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ Charles J. Pascarelli, Jr,
Name:	Charles J. Pascarelli, Jr.
Title:	Senior Vice President

[ADDITIONAL BANK SIGNATURE PAGES FOLLOW]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Bam Fakorede
Name:	Bam Fakorede
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Casey Klepsch
Name:	Casey Kelpsch
Title:	Senior Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ Brad Johnston
Name:	Brad Johnston
Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Phil Andresen
Name:	Phil Andresen
Title:	Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Barbara K. Angel
Name:	Barbara K. Angel
Title:	Director

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Timothy J. Glass
Name:	Timothy J. Glass
Title:	Senior Vice President

Acknowledged and accepted as of the first date written above:

MSA SAFETY INCORPORATED

By:	/s/ Lee McChesney
Name:	Lee McChesney
Title:	Senior Vice President and Chief Financial Officer

MSA UK HOLDINGS LIMITED

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Director

MSA GREAT BRITAIN HOLDINGS LIMITED

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Director

MSA INTERNATIONAL HOLDINGS B.V.

By:	/s/ Bob Leenen
Name:	Bob Leenen
Title:	Director

Exhibit A

Credit Agreement Section (Restrictive Covenants)	Contemplated Action Under Project Leo Requiring Consent	Contemplated Action Under Project Horizon Requiring Consent
7.1.1[1]	MSA SJM’s existence will be eliminated as a result of the Merger

7.2.4[2]	The FMV Contribution and the Capitalization Contribution

7.2.6[3]		The consummation of the Equity Sale

7.2.7[4]	(i) Entry into and consummating the Plan of Division (ii) Entry into and consummating the Merger Agreement (iii) The FMV Contribution and the Capitalization Contribution	(i) Entry into the Equity Sale Documents and consummating the Equity Sale (ii) The Subordinated Debt Payment (iii) Termination, as to MSACL, of the MSACL Affiliate Transaction Documents

7.2.8[5]	The transitory existence of MSA SJM prior to the Merger

[1]	Loan Parties and Subsidiaries to preserve existence.
[2]	Loan Parties not to make or suffer to remain loans or advances to, acquire securities of, or make capital contributions to, any Person except for listed exceptions.
[3]	Loan Parties not to, and Loan Party Subsidiaries not to, make Asset Dispositions, except allowed up to 10% of Consolidated Net Tangible Assets in a fiscal year.
[4]

Loan Parties and their Subsidiaries not to enter into or carry on transactions with MSACL / MSACL Group except reorganization promissory notes, MSACL Affiliate Transaction Documents and Permitted MSA Loans.

[5]

Loan Parties and their Subsidiaries not to own or create Subsidiaries, except existing Guarantors, Existing Excluded Subsidiaries, Foreign Subsidiaries and, in the case of new Domestic Subsidiaries, new Guarantors and new Excluded Subsidiaries (subject to an aggregate limit (10% of EBITDA or 10% of Consolidated Total Assets)).

Credit Agreement Section (Restrictive Covenants)	Contemplated Action Under Project Leo Requiring Consent	Contemplated Action Under Project Horizon Requiring Consent
7.2.13[6]	Entry into and consummating the Plan of Division

7.2.18[7]

Consent and amendments under the terms of (i) 2010 Note Purchase Agreement and (ii) Second Amended and Restated Master Note Facility, dated as of July 1, 2021, with NYL Investors LLC, in each case in connection with the Transactions

(i) Consent and amendments under the terms of (i) 2010 Note Purchase Agreement and (ii) Second Amended and Restated Master Note Facility, dated as of July 1, 2021, with NYL Investors LLC, in each case in connection with the Transactions

(ii)  The Subordinated Debt Payment

[6]	Company not to, and not to cause or permit any of its Subsidiaries to, take any action that would cause MSACL to violate any of its separateness covenants contained in the MSACL Governing Documents.
[7]	Loan Parties not to “amend, modify or change in any manner any term or condition of any Indebtedness”.

Exhibit B

Conditions

(1)    A fully executed counterpart of this letter agreement from each Borrower.

(2)    An executed consent under, or amendment to, (a) the 2010 Note Purchase Agreement and (b) the Second Amended and Restated Master Note Facility, dated as of July 1, 2021, with NYL Investors LLC; in each case such consent or amendment covering the Transactions.

(3)    The fully executed (i) Plan of Division, Fairness Opinion and Merger Agreement and (ii) Solvency Opinion prepared by Kroll, dated December 28, 2022, concerning the solvency of the Company immediately prior to, and after giving effect to, the Transactions.

(4)    The fully executed (i) Equity Sale Documents and (ii) Credit Agreement to be entered into on or around the MSA Sale Date (as such term is defined in Exhibit C below) among the Company, as borrower, the Guarantors (as defined therein) party thereto, the Lenders (as defined therein) party thereto and PNC Bank, National Association as administrative agent with respect to the New Term Loan Facility, in each case substantially in the form delivered to the Administrative Agent and the Lenders on or prior to the date of this letter agreement.

(5)    Any additional diligence and documentation reasonably requested by the Lenders in connection with the Transactions, including without limitation, (a) asset valuation information, (b) liability estimates, and (c) diligence regarding the separateness of MSACL upon consummation of the Equity Sale (the “Diligence Condition”).

(6)    Evidence of the consummation of the Transactions.

Without limiting the generality of the provisions of the last paragraph of Section 9.3 of the Credit Agreement, for purposes of determining compliance with the Diligence Condition, each Lender that has signed this letter agreement shall be deemed to have agreed that the Diligence Condition has been satisfied.

Exhibit C

Amendments to Credit Agreement

If the Conditions are all satisfied on or prior to the Deadline, automatically and without further action on and after the closing and consummation of the Transactions:

1.    Section 1.1 of the Credit Agreement is hereby amended to delete the following defined terms in their entirety, except to the extent used in the calculation of amounts to determine compliance with Section 7.2.14 [Minimum Fixed Charges Coverage Ratio] and Section 7.2.16 [Maximum Net Leverage Ratio] for periods ended on or before the satisfaction of all Conditions:

APR Manufacturing Agreement, IP License Agreement, MSACL, MSACL Affiliate Transaction Documents, MSACL Company Group, MSACL Governing Documents, MSACL Promissory Notes, MSACL-MSA Safety Promissory Notes, MSACL-MSAW Promissory Note, Permitted MSACL Loans, R&D Agreement and Transition Services Agreement

2.    The definitions of Intercompany Sales Agreement, Shared Services Agreement and Tax Sharing Agreement are amended to remove the reference to “MSACL” as a party to those agreements.

3.    The following defined terms set forth in Section 1.1 of the Credit Agreement are each hereby amended and restated in their entirety to read, respectively, as follows:

““Affiliate as to any Person, shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten percent (10.00%) or more of any class of the voting or other equity interests of such Person, or (iii) ten percent (10.00%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

Sanctions shall mean any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Netherlands or other relevant sanctions authority.

Sanctioned Country shall mean a country, territory or region that is, or whose government is, subject to a sanctions program maintained under any Anti-Terrorism Law or subject of Sanctions including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic.”

4.    Except to the extent used in the calculation of amounts to determine compliance with Section 7.2.14 [Minimum Fixed Charges Coverage Ratio] and Section 7.2.16 [Maximum Net Leverage Ratio] for periods ended on or before the satisfaction of all Conditions:

(a)    the definition of Consolidated Funded Indebtedness set forth in Section 1.1 of the Credit Agreement is hereby amended to delete the reference therein to “; provided that Consolidated Funded Indebtedness shall not include Indebtedness pursuant to the MSACL Promissory Notes”.

(b)    the definition of Interest Charges set forth in Section 1.1 of the Credit Agreement is hereby amended to delete the reference therein to “; provided that Interest Charges shall not include interest on any MSACL Promissory Notes”.

(c)    the definition of Subsidiary set forth in Section 1.1 of the Credit Agreement is hereby amended to delete the reference therein to “; provided that, notwithstanding the provisions of this definition or anything else in this Agreement to the contrary, MSACL and each other Person in the MSACL Company Group shall be deemed not to be a Subsidiary, directly or indirectly, of the Company for purposes of this Agreement”.

5.    Section 1.1 of the Credit Agreement is hereby amended to insert the following defined terms in their corresponding alphabetical positions:

““MSA Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement entered, or to be entered, on or about the MSA Sale Date, by and among MSAW, Mine Safety Appliances Company, LLC, MSACL Buyer and MSAJ.

“MSA Sale Date” means the date on which the outstanding equity of MSACL is sold by MSAW to MSACL Buyer pursuant to the provisions of the MSA Membership Interest Purchase Agreement.

“MSACL Buyer” means Sag Main Holdings, LLC.

“MSAJ” means MSA Safety Jacksonville Manufacturing, LLC, a Pennsylvania limited liability company (as successor to MSA SJM, LLC, a Pennsylvania limited liability company, pursuant to the Merger Agreement (as defined in the First Amendment Agreement)).”

6.    Except to the extent used in the calculation of amounts to determine compliance with Section 7.2.14 [Minimum Fixed Charges Coverage Ratio] and Section 7.2.16 [Maximum Net Leverage Ratio] for periods ended on or before the satisfaction of all Conditions, Section 1.3(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)    Reserved.”

7.    Section 7.2.1(x) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(x)    Reserved.”

8.    Section 7.2.2 is hereby amended to delete the reference therein to “(ii) grant any Liens securing the MSACL Promissory Notes”, and in its stead insert a reference to the following: “(ii) reserved”

9.    Section 7.2.3 of the Credit Agreement is hereby amended to delete the last sentence set forth therein in its entirety.

10.    Section 7.2.4(viii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(viii)    Reserved; and”

11.    Section 7.2.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.2.7    Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless (a) such transaction involves the provision of corporate services by MSAW to the Company and its Subsidiaries, (b) such transaction is solely between Loan Parties, or (c) such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arms-length terms and conditions which are fully disclosed to the Administrative Agent and is in accordance with all applicable Law.”

12.    Section 7.2.12 of the Credit Agreement is hereby amended to delete the last sentence set forth therein in its entirety.

13.    Section 7.2.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.2.13 Reserved.”

14.    Section 7.2.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.2.16     Maximum Net Leverage Ratio.

The Loan Parties shall not permit the Net Leverage Ratio calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be greater than (i) for the fiscal quarter ending December 31, 2022, 3.50 to 1.0, (ii) for the fiscal quarter ending March 31, 2023 and for each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2023, 3.75 to 1.0, or (iii) for the fiscal quarter ending March 31, 2024 and for each fiscal quarter ending thereafter, 3.50 to 1.0; provided that during any Acquisition Period, as applicable, the ratio set forth in the foregoing clauses (i) through (iii) shall be increased to 4.00 to 1.00 (stepping down to the applicable ratio set forth in the foregoing clauses (i) through (iii) as of the last day of the first fiscal quarter ending after the Acquisition Period).”

15.    Section 7.2.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.2.18     Amendment, Etc. of Indebtedness.

Each of the Loan Parties covenants and agrees that it shall not amend, modify or change in any manner any term or condition of (A) any Indebtedness, including, but not limited to the 2010 Note Purchase Agreement or any agreement evidencing any Material Indebtedness, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 7.2.1 [Indebtedness] or (b) changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the Administrative Agent or any of the Lenders under the Loan Documents and (ii) are not materially more restrictive on the Loan Parties, taken as a whole, than those set forth in this Agreement or (B) the MSA Membership Interest Purchase Agreement, except for changes and amendments which (a) do not materially and adversely affect the rights and privileges or the interests of the Administrative Agent or any of the Lenders under the Loan Documents and (b) are not materially more restrictive on the Loan Parties or materially impair any of the rights or remedies of the Loan Parties thereunder; provided that, without limiting the foregoing, any amendment, modification or other change to Sections 4.2, 4.4, 4.6, 4.11 or 5 of the MSA Membership Interest Purchase Agreement shall require the consent of the Required Lenders hereunder.”

16.    Except to the extent relevant to the calculation of amounts to determine compliance with Section 7.2.14 [Minimum Fixed Charges Coverage Ratio] and Section 7.2.16 [Maximum Net Leverage Ratio] for periods ended on or before the satisfaction of all Conditions, Section 7.3.3 of the Credit Agreement is hereby amended to delete the following reference therein in its entirety: “, which Compliance Certificate shall include appropriate reconciliations reflecting the adjustments necessary (as determined by the Administrative Agent in its sole discretion) to eliminate the accounts of the MSACL Company Group from such financial statements”.

17.    Section 7.3.4.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.3.4.3 Notices Regarding MSA Membership Interest Purchase Agreement. Promptly and in any event within five days after an Authorized Officer of any Loan Party becoming aware of (i) any indemnification claim under Section 5.2 of the MSA Membership Interest Purchase Agreement involving an amount in excess of $10,000,000.00, (ii) any material breach or violation of the MSA Membership Interest Purchase Agreement, or (iii) any written amendment, supplement or other modification to any provision of the MSA Membership Interest Purchase Agreement, a written notice specifying (x) in the case of clauses (i) and (ii) above, the nature of any such indemnification claim, breach or violation under or in respect of the MSA Membership Interest Purchase Agreement, the amount of any such indemnification claim, the period of existence of any such breach or violation, and what action the U.S. Borrower is taking or proposes to take with respect thereto, and (y) in the case of clause (iii) above, a copy of any such amendment, supplement or other modification to the MSA Membership Interest Purchase Agreement.”

18.     Section 7.3.4.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows (for the avoidance of doubt, the paragraph beginning with the words “Documents required” that immediately follows Section 7.3.4.7 is not a part of Section 7.3.4.7, and therefore such paragraph shall be retained):

“7.3.4.7 Reserved.”

19.    Section 8.1.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.1.5 Reserved.”